Exhibit 99.1

Jumptap, Inc. and Subsidiaries

Consolidated Financial Statements

Years ended December 31, 2012, 2011 and 2010

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Jumptap, Inc.

Boston, Massachusetts

We have audited the accompanying consolidated financial statements of Jumptap, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ deficit, and cash flows for each of the three years ended December 31, 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jumptap, Inc. and its subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements for the year ended December 31, 2012 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

September 19, 2013

Boston, MA

JUMPTAP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2012 AND 2011

(In thousands, except share and per share data)

	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,330	$13,044
Restricted cash	320	270
Accounts receivable—net of allowances of $1,986 and $1,294 as of December 31, 2012 and 2011, respectively	17,935	15,240
Prepaid expenses and other current assets	625	679
Total current assets	46,210	29,233
PROPERTY AND EQUIPMENT—Net	2,967	788
RESTRICTED CASH	515	215
OTHER ASSETS	87	41
TOTAL	$49,779	$30,277
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$3,231	$2,487
Accrued revenue share	9,859	9,023
Accrued expenses	3,664	3,626
Deferred revenue	571	460
Line of credit	10,346	7,551
Current portion of notes payable	2,200	1,833
Total current liabilities	29,871	24,980
DEFERRED REVENUE—Net of current portion	13	80
NOTES PAYABLE—Net of current portion	1,467	3,667
PREFERRED STOCK WARRANT LIABILITY	521	881
CONVERTIBLE DEBT, EMBEDDED DERIVATIVE, AND ACCRUED INTEREST	2,168	2,037
OTHER LONG TERM LIABILITIES	1,416	—
Total liabilities	35,456	31,645
COMMITMENTS AND CONTINGENCIES (Note 11)
CONVERTIBLE PREFERRED STOCK:
Preferred stock, $0.01 par value—authorized, 31,379,222 shares;
Series A convertible preferred stock, designated 4,450,000 shares; issued and outstanding, 4,450,000 shares as of December 31, 2012 and 2011 (liquidation preferences of $4,450 as of December 31, 2012)	4,444	5,920
Series B convertible preferred stock, designated 6,657,009 shares; issued and outstanding, 6,657,009 shares as of December 31, 2012 and 2011 (liquidation preferences of $16,643 as of December 31, 2012)	16,624	21,697
Series C convertible preferred stock, designated 4,625,300 shares; issued and outstanding, 4,509,948 shares as of December 31, 2012 and 2011 (liquidation preferences of $25,000 as of December 31, 2012)	24,984	31,521
Series D convertible preferred stock, designated 4,836,826 shares; issued and outstanding, 3,889,670 shares as of December 31, 2012 and 2011 (liquidation preferences of $31,956 as of December 31, 2012)	31,531	29,928
Series E convertible preferred stock, designated 744,922 shares; issued and outstanding, 721,315 shares as of December 31, 2012 and 2011 (liquidation preferences of $11,788 as of December 31, 2012)	11,713	11,413
Series F convertible preferred stock, designated 5,200,000 shares; issued and outstanding, 4,664,176 shares as of December 31, 2012 and 2011 (liquidation preferences of $27,289 as of December 31, 2012)	27,206	25,903
Series G convertible preferred stock, designated 4,865,165 shares; issued and outstanding, 3,824,846 shares as of December 31, 2012 (liquidation preferences of $48,153 as of December 31, 2012)	48,010	—
Total convertible preferred stock	164,512	126,382
STOCKHOLDERS’ DEFICIT:
Common stock, $0.01 par value—authorized, 49,200,000 shares; issued and outstanding, 3,475,913 and and 2,473,483 shares as of December 31, 2012 and 2011, respectively	35	25
Accumulated other comprehensive loss	(28)	(51)
Accumulated deficit	(150,196)	(127,724)
Total stockholders’ deficit	(150,189)	(127,750)
TOTAL	$49,779	$30,277

See notes to consolidated financial statements.

JUMPTAP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011, and 2010

(In thousands)

	2012	2011	2010
REVENUE	$63,634	$47,934	$24,560
COST OF REVENUE	39,109	29,357	13,453
Gross profit	24,525	18,577	11,107
OPERATING EXPENSES:
Sales and marketing	17,215	16,958	11,596
Technology and development	12,949	10,964	7,859
General and administrative	6,909	5,304	4,704
Total operating expenses	37,073	33,226	24,159
LOSS FROM OPERATIONS	(12,548)	(14,649)	(13,052)
OTHER INCOME (EXPENSE):
Interest income	36	23	5
Interest expense	(875)	(1,329)	(1,240)
Other income (expense)—net	343	814	(1,209)
Total other income (expense)	(496)	(492)	(2,444)
NET LOSS	$(13,044)	$(15,141)	$(15,496)

See notes to consolidated financial statements.

JUMPTAP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011, AND 2010

(In thousands)

	2012	2011	2010
NET LOSS	$(13,044)	$(15,141)	$(15,496)
OTHER COMPREHENSIVE INCOME (LOSS)—Foreign currency translation adjustments	23	(26)	25
COMPREHENSIVE LOSS	$(13,021)	$(15,167)	$(15,471)

See notes to consolidated financial statements.

JUMPTAP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011, AND 2010

(In thousands, except share and per share data)

	Common Stock, $0.01 Par Value		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Value	Capital	Income	Deficit	Deficit
BALANCE—January 1, 2010	1,694,781	$17	$—	$(50)	$(84,934)	$(84,967)
Exercise of stock options	41,104		41			41
Issuance of common stock	555,555	6	494			500
Stock-based compensation			1,222			1,222
Accretion of preferred stock			(1,757)		(7,925)	(9,682)
Comprehensive income—foreign currency translation adjustment				25		25
Net loss					(15,496)	(15,496)
BALANCE—December 31, 2010	2,291,440	23	—	(25)	(108,355)	(108,357)
Exercise of stock options	182,043	2	171			173
Stock-based compensation			824			824
Accretion of preferred stock			(995)		(4,228)	(5,223)
Foreign currency translation adjustment				(26)		(26)
Net loss					(15,141)	(15,141)
BALANCE—December 31, 2011	2,473,483	25	—	(51)	(127,724)	(127,750)
Exercise of stock options	1,002,430	10	803			813
Stock-based compensation			526			526
Reversal of dividends due to elimination of redemption right			14,237			14,237
Accretion of preferred stock			(15,566)		(9,428)	(24,994)
Foreign currency translation adjustment				23		23
Net loss					(13,044)	(13,044)
BALANCE—December 31, 2012	3,475,913	$35	$—	$(28)	$(150,196)	$(150,189)

See notes to consolidated financial statements.

JUMPTAP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011, AND 2010

(In thousands)

	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,044)	$(15,141)	$(15,496)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	596	379	370
Noncash interest expense	125	115	243
Change in fair value of preferred stock warrant liability	(360)	(814)	(199)
Change in fair value of embedded derivative	17	6	1
Stock-based compensation	526	824	1,222
Deferred rent	1,236	—	—
Loss on extinguishment of debt	—	—	1,351
Loss on disposal of property and equipment	2	38	—
Changes in operating assets and liabilities:
Accounts receivable	(2,695)	(7,615)	(3,517)
Prepaid expenses and other assets	21	36	(125)
Accounts payable	751	1,654	41
Accrued revenue share	836	2,395	2,020
Accrued expenses	218	569	1,759
Deferred revenue	44	338	(70)
Net cash used in operating activities	(11,727)	(17,216)	(12,400)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,777)	(657)	(390)
Increase in restricted cash	(350)	(190)	(45)
Net cash used in investing activities	(3,127)	(847)	(435)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of preferred stock	27,373	24,917	5,426
Proceeds from borrowing from line of credit	2,796	3,614	2,588
Proceeds from issuance of note payable	—	5,500	—
Proceeds from issuance of common stock	—	—	500
Repayment of note payable	(1,833)	(5,976)	(270)
Debt issuance costs	—	—	(40)
Proceeds from issuance of convertible debt agreement	—	250	1,650
Proceeds from exercise of stock options	813	173	41
Net cash provided by financing activities	29,149	28,478	9,895
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(9)	(28)	42
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,286	10,387	(2,898)
CASH AND CASH EQUIVALENTS—Beginning of year	13,044	2,657	5,555
CASH AND CASH EQUIVALENTS—End of year	$27,330	$13,044	$2,657
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION—Cash paid for interest	$737	$1,340	$716
NONCASH INVESTING AND FINANCING ACTIVITY—Issuance of warrants with line of credit	$—	$38	$138

See notes to consolidated financial statements.

JUMPTAP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2012 AND 2011 AND FOR THE YEARS ENDED

DECEMBER 31, 2012, 2011, and 2010

(In thousands, except share and per share data)

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

Jumptap, Inc. (the “Company”), was incorporated in the state of Delaware on January 18, 2005. The Company is a mobile advertising technology company that develops and provides technology and advertising solutions to advertisers, publishers, and wireless carriers to deliver mobile advertising solutions in a hosted environment.

The Company is subject to a number of risks similar to other companies in the industry and at its stage of development, including rapid technological change, uncertainty of market acceptance of services, competition from substitute services and larger companies, protection of proprietary technology, the need to adequately fund working capital and to achieve profitable operations, historical operating losses and negative cash flows, dependence upon key individuals, the need for further development of commercially viable services, and the need to fund future product and services development.

Basis of Presentation and Management’s Plans—The accompanying consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred net losses since inception and has an accumulated deficit as of December 31, 2012, of $150,196. For the year ended December 31, 2012, the Company had a net loss of $13,044 and used $11,727 in operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has financed its operations to date primarily with the proceeds from the sale of preferred stock, issuance of debt and the sale of its services. The Company’s long-term success is dependent upon its ability to successfully market its existing services, continue to develop new services, increase cash flow from operations, obtain additional capital when needed, and ultimately achieve profitable operations. The Company’s management believes that the current cash balance, current availability on its line of credit, and the proceeds from the sale of its services, will be sufficient to fund operations into 2014. Additional financing may be needed thereafter.

Subsequent Events—Management has evaluated subsequent events occurring through September 19, 2013, the date that these financial statements were available to be issued, and determined that no additional subsequent events occurred that would require recognition or disclosure in these financial statements other than the matters discussed in Note 12.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation—The Company’s consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Jumptap Security Corporation, Jumptap UK, Ltd., and Jumptap Israel, Ltd. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Cash, Cash Equivalents, and Restricted Cash—All highly liquid investments purchased with a remaining maturity of three months or less from the date of purchase are considered to be cash equivalents. There are no cash equivalents as of December 31, 2012 and 2011.

Restricted cash as of December 31, 2012 consists of letters of credit that represent security deposits for the Company’s Massachusetts and New York office lease agreements totaling $350 and $165, respectively, that are secured by a money market account for $515. Restricted cash as of December 31, 2011 consists of letters of credit that represent security deposits for its Massachusetts and New York office lease agreements totaling $250 and $165, respectively, that are secured by a certificate of deposit for $250 and a money market account for $165. Restricted cash also includes $250 for the Company’s merchant credit card account as of December 31, 2012, and $50 that is collateral against the Company’s corporate credit card account as of December 31, 2012 and 2011. The Company also maintains a $20 restricted cash balance in connection with a cash account for its credit card processor as of December 31, 2012 and 2011.

Fair Value of Financial Measurements—Financial assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011, and the input categories associated with those assets and liabilities are as follows:

	Total Fair Value at December 31,	Fair Value Measurements at Reporting Date Using
	2012	Level 1	Level 2	Level 3
Liabilities:
Preferred stock warrants	$521	$—	$—	$521
Embedded derivative in convertible debt	158			158

	Total Fair Value at December 31,	Fair Value Measurements at Reporting Date Using
	2011	Level 1	Level 2	Level 3
Liabilities:
Preferred stock warrants	$881	$—	$—	$881
Embedded derivative in convertible debt	141			141

Activity of instruments valued with Level 3 fair value measurements during the years ended December 31, 2012, 2011 and 2010, is as follows:

Level 3 Fair Value Measurements	Preferred Stock Warrants	Embedded Derivative in Convertible Debt
Balance—January 1, 2010	$94	$—
Issuance of new instrument	1,762	117
Change in fair value	(199)	1
Balance—December 31, 2010	1,657	118
Issuance of new instrument	38	17
Change in fair value	(814)	6
Balance—December 31, 2011	881	141
Change in fair value	(360)	17
Balance—December 31, 2012	$521	$158

For preferred stock warrants, the Company determined the fair value using the Black-Scholes model (see Note 7). The preferred stock warrant liability will primarily increase or decrease each period based on the fluctuations of the fair value of the underlying preferred security. A significant fluctuation in the preferred stock fair value could result in a material increase or decrease in the fair value of the preferred stock warrant liability.

For the embedded derivative, the Company determined fair value using a model that assessed the probability of future cash flows in connection with the convertible debt agreement. The future cash flows were discounted to their net present value using a discount rate of 25%. The embedded derivative liability will increase or decrease each period based on changes in the probability in the future cash flows. A significant fluctuation in the probability would not result in a material increase or decrease in the fair value of the embedded derivative liability.

Revenue Recognition—The Company’s revenue is derived principally from generating advertising revenue from advertisements placed in the networks of its distribution partners and, to a lesser extent, from mobile search fees for providing search services on mobile wireless networks. The Company’s distribution partners include publishers and wireless carriers who offer content to mobile users or applications tailored for mobile use.

Revenue is recognized when the fee is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability of the resulting receivable is reasonably assured.

The Company has two primary sources of revenue:

Advertising Revenue—The Company generates advertising revenue from several offerings, including the display of rich media advertisements, and the display of text-based links to the advertiser’s website. The Company recognizes revenue related to the display of advertisements on various networks of its distribution partners as “impressions” are delivered. An “impression” is delivered when an advertisement appears in a web page viewed by a user.

The Company generates revenue from the display of text-based links to the mobile websites or landing pages of its advertisers, which are placed on the networks of the distribution partners. The Company recognizes revenue from these arrangements as “click-throughs” occur. A “click-through” occurs when a user clicks on an advertiser’s listing.

The Company pays distribution partners a percentage of the advertising revenue which is included in cost of revenue. The advertising revenue derived is reported gross of the payment to the distribution partners as the Company is the primary obligor to the advertisers who are the customers of the advertising service.

Search Fees—Wireless carriers utilize the Company’s search engine to increase traffic in the form of user queries and facilitate transactions with their users. The Company generates fees from these carriers from search services provided under a variety of contractual arrangements, which include per-query search fees and search-based referrals for transactions. The Company recognizes revenue from per-query search fees and transaction referral fees in the period the services are provided.

Deferred revenue consists of billings or payments received in advance of services being provided. The Company recognizes these billings and payments as revenue only when all of the revenue recognition criteria are met.

Cost of Revenue—Cost of revenue consists of revenue share amounts paid to the Company’s distribution partners and the expenses associated with delivering specific advertising components. The Company recognizes the cost of revenue as the associated revenue is recognized.

Concentration of Credit Risk and Significant Customers—The Company maintains its cash, cash equivalents, and restricted cash in bank deposit accounts at high-quality financial institutions. The individual balances, at times, may exceed federally insured limits. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Financial instruments that potentially expose the Company to concentrations of credit risk consist of accounts receivable. Management believes its credit policies are prudent and reflect normal industry terms and business risk. Accounts receivable are typically unsecured and are derived from revenue earned from customers located in North America and Europe. To minimize credit risk related to accounts receivable, ongoing credit evaluations of customers’ financial condition are performed and the Company maintains allowances for potential credit losses. To date, losses resulting from uncollected receivables have not exceeded management’s expectations. The allowance for doubtful accounts was $1,650 and $1,188 as of December 31, 2012 and 2011, respectively.

The Company estimates an allowance for sales credits based on the Company’s historical sales credits experience. Historically, actual sales credits have not significantly differed from the Company’s estimates. However, higher than expected sales credits may result in future write-offs that are greater than the Company’s estimates. The allowance for sales credits was $336 and $106 as of December 31, 2012 and 2011, respectively.

For the years ended December 31, 2012 and 2011, no customers accounted for greater than 10% of total revenue. For the year ended December 31, 2010, one customer accounted for 12% of total revenue. As of December 31, 2012, no customers accounted for greater than 10% of accounts receivable. As of December 31, 2011, one customer accounted for 11% of accounts receivable.

Property and Equipment—Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income from operations. Repairs and maintenance costs are expensed as incurred.

Impairment of Long-Lived Assets—Long-lived assets, which consist primarily of property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to their undiscounted expected future cash flows. If this comparison indicates that there may be an impairment, the amount of the impairment is calculated as the difference between the carrying value and fair value. To date, the Company believes that no impairments have occurred.

Software Development Costs—Costs to develop internal-use computer software are capitalized, provided certain capitalization criteria have been met and these costs are expected to be recoverable. Capitalized costs are then amortized to expense over the estimated useful life. There were no costs capitalized as of December 31, 2012 and 2011 or during the years ended December 31, 2012, 2011 and 2010.

Income Taxes—Deferred income taxes are provided for the temporary differences arising between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and for research and development credits. Deferred tax assets and liabilities are recorded using tax rates expected to be in effect in the year in which the differences are expected to reverse. A valuation allowance is provided for any net deferred tax assets for which management believes that it is more likely than not that the net deferred tax assets will not be realized.

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions and other issues. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As a result, reserves are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized following resolution of any potential contingencies present. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of the provision for income taxes.

Technology and Development—Technology and development expense primarily consists of salaries and payroll-related costs for development employees, including stock-based compensation and bonuses. Additional expenses include costs related to the Company’s data center, including rent, network connectivity and depreciation of network equipment.

Costs incurred in the research and development of the Company’s technology are expensed as incurred and included in technology and development in the consolidated statements of operations.

Stock-Based Compensation—The Company accounts for all stock options granted to employees and nonemployees using a fair value method. Stock-based compensation for options granted to employees is measured at the grant-date fair value of the award and is then recognized as the related services are rendered, typically the vesting period, using the straight-line method. The measurement date for employee awards is generally the date of the grant. Stock-based compensation for options granted to nonemployees is initially measured at the grant-date fair value of the award and is then recognized as the related services are rendered, typically the vesting period, using the accelerated method. The measurement date for nonemployee awards is generally the date the performance of services is completed.

Preferred Stock Warrant Liability—The Company accounts for warrants to purchase convertible preferred stock as liabilities. The warrants are recorded at fair value using the Black-Scholes model and revalued at each balance sheet date. The change in the fair value of the warrants is recorded as a component of other income (expense).

Foreign Currency—The functional currency of the Company’s international subsidiaries is the local currency. The financial statements of these subsidiaries are translated to U.S. dollars using month-end rates of exchange for assets and liabilities, and average rates of exchange for revenue, costs, and expenses. Translation gains and losses are deferred and recorded in accumulated other comprehensive loss as a component of stockholders’ deficit. Transaction gains and losses are recorded in the consolidated statements of operations in other income (expense). For the years ended December 31, 2012, 2011 and 2010, transaction losses were $0, $2 and $50, respectively.

Reclassification—The Company has reclassified $2,588 and $1,847 of expense associated with its data center from cost of revenue to technology and development in the consolidated statements of operations for the years ended December 31, 2011 and 2010, respectively. This change in classification has been made to conform to the 2012 presentation, which the Company believes more accurately reflects the direct relationship of these expenses to the general technology costs and not specific to the cost of providing specific services. Additionally, the Company has separated cost of revenue and gross margin from operating expenses for the years ended December 31, 2011 and 2010.

3. PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2012 and 2011, consist of the following:

	Estimated Useful Life (In Years)	2012	2011
Leasehold improvements	Lesser of lease term or life of asset	$1,144	$102
Computer equipment and purchased software	3	600	435
Data center equipment	3	2,660	1,521
Office equipment, furniture, and fixtures	3	354	164
Total property and equipment		4,758	2,222
Less accumulated depreciation and amortization		(1,791)	(1,434)
Property and equipment—net		$2,967	$788

Depreciation and amortization expense were $596, $379 and $370 for the years ended December 31, 2012, 2011 and 2010, respectively.

4. LONG-TERM DEBT

Line of Credit—In October 2009, the Company entered into a $3,000 revolving line of credit (the “Revolver”) with a bank that bears interest at the bank’s prime rate plus 3%. The borrowing base of the Revolver is up to 80% of eligible accounts receivable with a maturity date of October 31, 2010. The Revolver is secured by substantially all assets of the Company, excluding intellectual property, patents, and trademarks, and contains financial covenants and borrowing base requirements. Since entering into this Revolver, the Company has periodically amended the terms of the Revolver to extend the maturity date, increase the line, change the interest rate and modify certain financial covenants. As of December 31, 2012, the maturity date of the Revolver is January 31, 2013, the maximum borrowing base of the Revolver is $12,500, and the interest rate is the bank’s prime rate plus 2%. The interest rate for the outstanding borrowings on the Revolver as of December 31, 2012, is 5.25%. The outstanding balance on the Revolver as of December 31, 2012 and 2011, is $10,346 and $7,551, respectively. Available borrowings under the Revolver at December 31, 2012, are $1,904.

JUMPTAP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2012 AND 2011 AND FOR THE YEARS ENDED

DECEMBER 31, 2012, 2011, and 2010

(In thousands, except share and per share data)

4. LONG-TERM DEBT

In connection with the execution of the Revolver in October 2009, the Company issued a warrant to purchase 9,094 shares of Series D preferred stock at an exercise price of $6.5982 per share (see Note 7) with an estimated fair value of $36. In connection with the amendment to the Revolver in May 2010, the Company issued a warrant to purchase 23,607 shares of Series E preferred stock at an exercise price of $7.6249 per share (see Note 7) with an estimated fair value of $138. In connection with an amendment in June 2011, the Company issued a warrant to purchase 10,261 shares of Series F preferred stock at an exercise price of $5.36 per share (see Note 7) with a fair value of $38. The Company has recorded the fair value of the warrants issued of $212 as deferred financing costs and is amortizing these costs into interest expense over the term of the Revolver. As of December 31, 2012 and 2011, the unamortized deferred financing costs, which are included in other assets, were $22 and $33, respectively, and the Company recorded noncash interest expense of $11, $78 and $98 during the years ended December 31, 2012, 2011 and 2010, respectively, related to the amortization of these costs.

Notes Payable—In August 2011, the Company issued a $5,500 term loan (the “Term Loan”) as part of the loan and security agreement discussed above. The Term Loan bears interest at the bank’s prime rate plus 2%. The interest rate as of December 31, 2012, was 5.25%. Interest only is paid monthly until March 2012; thereafter, principal and interest payments are made for 30 months ending on August 1, 2014. The Term Loan is secured by substantially all assets of the Company, excluding intellectual property, patents, and trademarks, and contains financial and nonfinancial covenants.

The future principal payments under the Term Loan agreement as of December 31, 2012, are as follows:

Years Ending December 31,
2013	$2,200
2014	1,467
Total	3,667
Less current portion	2,200
Long-term debt	$1,467

Working Capital Loan Facility—On December 31, 2007, the Company entered into a $10,000 working capital loan facility with a financial institution that bore interest of 11.5%. Interest only was paid monthly until October 1, 2008; thereafter, principal and interest payments were made for 36 months ending on October 1, 2011. Under the terms of the loan facility, the Company was required to make an additional payment upon the maturity of the loan facility equal to 5% of the principal. The Company accrued this additional 5% fee over the term of the loan facility as additional interest expense. The outstanding principal and interest may be prepaid after December 31, 2009, with prepayment fees of 2% and 1% in 2010 and 2011, respectively. The loan facility was secured by substantially all assets of the Company and contained certain nonfinancial covenants. In connection with the loan facility, the Company issued a warrant to purchase 115,352 shares of Series C convertible preferred stock at an exercise price equal to $5.8517 per share (see Note 7). On the issuance date, the Company recorded the fair value of the warrant of $522 as a discount to the carrying value of the working capital loan, which was amortized to interest expense over the term of the loan facility.

In March 2010, the Company restructured this working capital loan facility. Under the terms of this amendment, the repayment period of the outstanding principal balance of the loan of $6,246 was modified to include 15 monthly payments of interest only from February 2010 through April 2011, with the remaining loan balance to be paid in 15 monthly payments of principal and interest from May 2011 through July 2012. In connection with this amendment, the Company issued a warrant to purchase shares of Series D convertible preferred stock. The Company recorded the fair value of the warrant of $1,624 using the Black-Scholes model with the following assumptions: volatility of 59%, term of seven years, risk-free interest rate of 3.15%, and a dividend yield of 0%. The restructuring was considered to be an extinguishment of the original loan facility, and the Company recorded a loss on extinguishment of $1,351 in other expense during the year ended December 31, 2010. The loss was composed of $1,624 representing the fair value of the warrant issued in connection with the restructuring and an expense of $121 representing unamortized debt discount, offset by the reversal of the 5% fee accrued to date of $394. In connection with the restructuring, the Company incurred costs of $40, which were capitalized as debt issuance costs and amortized over the term of the restructured loan facility. The Company recorded interest expense of $21 during 2010 related to the amortization of these costs. In 2011, the outstanding balance of the note of $4,078 and accrued interest of $1 and $500 for the 5% additional fee payment were paid and the unamortized debt issuance costs of $19 were written off and the facility was terminated.

5. CONVERTIBLE DEBT

In 2010, the Company entered into a $1,650 convertible debt facility with a marketing entity that bears interest at 5%. In 2011, the Company received an additional $250 under this facility. The debt facility is repayable in the form of common stock, equal to the outstanding debt amount plus accrued interest divided by the conversion price. The conversion price is dependent upon the circumstances of repayment. In the event the Company were to undergo a change of control, either through an initial public offering (IPO), an asset sale, or a merger, the conversion price would be 10% less than (i) if an IPO, the price per share at which shares of common stock are sold to the public in the IPO, (ii) if an asset sale, the amount per share to be received by the holders of the common stock upon the Company’s distribution of the proceeds from the asset sale, and (iii) if a merger, the amount per share to be received by the holders of the common stock pursuant to the merger. This price cannot be below $0.65 per share. The Company can repay any portion of the accrued interest and payment amount at any time without penalty. If this early payment were to occur within six months of a sale or a merger, then the Company will pay the holder an amount equal to (i) consideration the holder would have received if the Company had not made the early payment minus (ii) the early payment (the “make-whole” provision). Unless converted upon a change of control or repaid, the outstanding amount is due on September 27, 2017, by delivering to the holder a stock certificate representing the number of shares of the Company’s Series D convertible preferred stock, equal to the outstanding amount divided by $7.6249. The outstanding balance on the convertible debt was $1,900 as of December 31, 2012 and 2011, and the accrued interest was $203 and $109 as of December 31, 2012 and 2011, respectively.

The redemption upon a change of control event feature meets the definition of an embedded derivative. The estimated fair value of the embedded derivative for the initial note issued was $117 and the estimated fair value of the derivative instrument related to the subsequent amount received in 2011 was $17, which are recorded as a discount to the outstanding balance. The Company combined the presentation of the bifurcated embedded derivative with the host debt contract. The Company has allocated the remaining $1,533 of the initial balance and $233 of the subsequent amount to the debt instrument.

The discount resulting from the embedded derivative is accreted from the issuance date through the stated maturity date of September 27, 2017. The accretion is recognized using the effective interest method as interest expense. The derivative instrument is remeasured at fair value at each reporting period with gains or losses recorded as a component of interest expense because the embedded derivative is associated with a debt instrument and represents additional interest cost. The fair value of the embedded derivative at December 31, 2012 and 2011 was $158 and $141, respectively. As of December 31, 2012, the carrying value of the convertible note is $2,168, which includes the original principal balance of $1,900, unamortized discount of $93, accrued interest of $203 and the fair value of the embedded derivative of $158. The Company recorded noncash interest expense related to the amortization of the discount of $20, $18 and $3 in the years ended December 31, 2012, 2011 and 2010, respectively.

In connection with this agreement, the Company also entered into a localization and services agreement in 2010, whereby the Company agreed to provide its technology in exchange for an upfront payment of $100 and future royalties. The royalties are based on a percentage of revenue the marketing entity will earn using the Company’s technology. The upfront payment was recorded to deferred revenue and is to be recognized over a two-year period commencing upon the launch date. The Company recognized $33, $23 and $0 in revenue in the years ended December 31, 2012, 2011 and 2010, respectively, related to this contract.

6. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Preferred Stock—During 2005, the Company issued 4,450,000 shares of Series A convertible preferred stock (“Series A”) at $1.00 per share. The Company received gross proceeds of $4,450, which included the conversion of promissory notes and accrued interest of $38 and stock issuance costs incurred of $40.

During 2005, the Company issued 6,600,000 shares of Series B convertible preferred stock (“Series B”) at $2.50 per share for gross cash proceeds of $16,500 and incurred issuance costs of $111. Additionally, in 2006, the Company issued 57,009 shares of Series B at $2.50 per share for gross cash proceeds of $143.

During 2006, the Company issued 4,509,948 shares of Series C convertible preferred stock (“Series C”) at $5.5433 per share. The Company received gross proceeds of $25,000 and incurred issuance costs of $80.

During 2008, the Company issued 3,889,670 shares of Series D convertible preferred stock (“Series D”) at $6.5982 per share. The Company received gross proceeds of $25,665 and incurred issuance costs of $1,356.

During 2010, the Company issued 721,315 shares of Series E convertible preferred stock (“Series E”) at $7.6249 per share. The Company received gross cash proceeds of $5,500 and incurred issuance costs of $74.

During 2011, the Company issued 4,664,176 shares of Series F convertible preferred stock (“Series F”) at $5.36 per share. The Company received gross proceeds of $25,000 and incurred issuance costs of $83.

During 2012, the Company issued 3,824,846 shares of Series G convertible preferred stock (“Series G”) at $7.194 per share. The Company received gross proceeds of $27,516 and incurred issuance costs of $143.

The convertible preferred stock is contingently redeemable and therefore is classified outside of stockholders’ equity at the accreted redemption price including dividends payable upon a deemed liquidation.

In connection with the Series G issuance, the redemption feature of Series A, Series B and Series C that required redemption of the respective convertible preferred stock on or after May 18, 2015 at the election of the holders was eliminated. As a result, the Company reversed the dividends that had previously been accrued for the Series A, Series B and Series C convertible preferred stock as such dividends are not payable upon liquidation.

Summary of Activity—The following table presents a summary of activity for the Series A, Series B, Series C, Series D, Series E, Series F and Series G Preferred Stock issued and outstanding for the years ended December 31, 2012, 2011 and 2010:

	Convertible Preferred Stock $0.01 Par Value
	Series A	Series B	Series C	Series D	Series E	Series F	Series G	Total
BALANCE—January 1, 2010	$5,469	$20,014	$29,004	$26,647	$—	$—	$—	$81,134
Issuance of Series E convertible preferred stock—net of issuance costs of $74					5,426			5,426
Accretion of preferred stock	225	843	1,261	1,651	5,702			9,682
BALANCE—December 31, 2010	5,694	20,857	30,265	28,298	11,128			96,242
Issuance of Series F convertible preferred stock—net of issuance costs of $83						24,917		24,917
Accretion of preferred stock	226	840	1,256	1,630	285	986		5,223
BALANCE—December 31, 2011	5,920	21,697	31,521	29,928	11,413	25,903	—	126,382
Issuance of Series G convertible preferred stock—net of issuance costs of $143							27,373	27,373
Reversal of dividends due to elimination of redemption right	(1,588)	(5,489)	(7,160)					(14,237)
Accretion of preferred stock	112	416	623	1,603	300	1,303	20,637	24,994
BALANCE—December 31, 2012	$4,444	$16,624	$24,984	$31,531	$11,713	$27,206	$48,010	$164,512

The rights, preferences, and privileges of Series A, Series B, Series C, Series D, Series E, Series F and Series G are as follows:

Voting—The holders of Series A, Series B, Series C, Series D, Series E, Series F and Series G vote on all matters with the common stockholders as if they were one class of stock. The Series A, Series B, Series C, Series D, Series E, Series F and Series G holders are entitled to the number of votes equal to the number of shares of common stock into which each share of the respective series is then convertible. The Board of Directors (the “Board”) includes two directors that are elected by the holders of Series A; one director that is elected by the holders of Series B; three directors that are elected by the holders of Series A, Series B, Series C, and Series D voting together as a single class (on an as-converted to common stock basis); and one director that is elected by the holders of common stock. The holders of common stock and preferred stock voting together as a single class (on an as-converted to common stock basis) are entitled to elect the balance, if any, of the total number of directors of the Company.

Dividends—The holders of Series G preferred stock are entitled to receive, in preference to the holders of Series A, Series B, Series C, Series D, Series E and Series F preferred stock, dividends at a rate of 5% per share per annum of the original issuance price, compounded annually. The holders of Series F preferred stock are entitled to receive, in preference to the holders of Series A, Series B, Series C, Series D and Series E preferred stock, dividends at a rate of 5% per share per annum of the original issuance price, compounded annually. The holders of Series E preferred stock are entitled to receive, in preference to the holders of Series A, Series B, Series C, and Series D preferred stock, dividends at a rate of 5% per share per annum of the original issuance price, compounded annually. The holders of Series D preferred stock are entitled to receive, in preference to the holders of Series A, Series B, and Series C preferred stock, dividends at a rate of 5% per share per annum of the original issuance price, compounded annually. The holders of Series A, Series B, and Series C preferred stock are also entitled to receive dividends at a rate of 5% per share per annum of the original issuance price thereof in preference to common stockholders. Dividends are payable as declared by the Board. Through December 31, 2012, no dividends have been declared.

Liquidation Preference—The Series A, Series B, and Series C liquidation preference amounts per share are $1.00, $2.50, $5.5433, respectively, plus any declared but unpaid dividends. The Series D, Series E, and Series F liquidation preference amounts per share are $6.5982, $15.2498, and $5.36, respectively, plus all accrued but unpaid dividends, whether declared or not, and any other dividends declared but previously unpaid. The Series G liquidation preference amount per share is $12.5895 if the liquidation event occurs prior to December 31, 2013 and $14.388 if the liquidation event occurs after December 31, 2013. In addition, the holders of Series G will also receive all declared but unpaid dividends and any other dividends declared but previously unpaid.

In the event of any liquidation, dissolution, or winding-up of the Company, including a deemed liquidation such as a sale of the majority of the stock of the Company, the holders of Series G preferred stock have preference over all other classes of preferred and common stock. Following payment in respect to Series G, the holders of Series F have preference over Series E preferred stockholders. Following payment in respect to Series F, the holders of Series E have preference over Series A, Series B, Series C, and Series D preferred stockholders and common stockholders. Subsequently, the holders of Series D have preference over Series A, Series B, and Series C preferred stockholders and common stockholders. Upon the full payment to Series G, Series F, Series E, and Series D, the holders of Series A, Series B, and Series C shares are entitled to receive, prior to and in preference to holders of common stock, their pro rata share (as defined) of the assets of the Company available for distribution utilizing the liquidation preference amounts above until the holders of Series A, Series B, and Series C have received their full liquidation preference amounts. Amounts remaining after payment to the Series A, Series B, Series C, Series D, Series E, Series F and Series G stockholders per the above, if any, will be shared among the Series F and common stockholders on a pro rata basis in proportion to the number of shares of common stock held by each holder.

JUMPTAP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2012 AND 2011 AND FOR THE YEARS ENDED

DECEMBER 31, 2012, 2011, and 2010

(In thousands, except share and per share data)

6. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Conversion—Each share of Series A, Series B, Series C, Series D, Series E, Series F and Series G is convertible, without the payment of additional consideration and at the option of the holder, into such number of shares of common stock as determined by dividing the original issuance price of Series A, Series B, Series C, Series D, Series E, Series F and Series G by the Series A, Series B, Series C, Series D, Series E, Series F and Series G conversion price, respectively, as defined in the agreement, in effect at the time of conversion, subject to certain antidilution adjustments. At December 31, 2012, the Series A conversion price was $1.00, the Series B conversion price was $2.50, the Series C conversion price was $5.5433, the Series D conversion price was $6.4405, the Series E conversion price was $7.6249, the Series F conversion price was $5.36 and the Series G conversion price was $7.194. In addition, conversion is automatic upon the earlier of the closing of a qualifying public offering, in which the public offering price equals or exceeds $13.1964 per share (adjusted to reflect subsequent stock dividends, stock splits, or recapitalization) and the aggregate net proceeds raised exceed $30,000.

Each share of Series A, Series B, Series C, Series D, Series E, Series F and Series G preferred stock shall automatically be converted into shares of common stock upon the written election of a majority of the holders of the then-outstanding shares of Series A, Series B, Series C, Series D, Series E, series F and Series G to require such mandatory conversion, provided that the conversion of Series F shares is also contingent upon the written election of a majority of the Series F holders voting in a separate series. At the time of conversion of any shares of Series A, Series B, Series C, Series D, Series E, Series F and Series G into shares of common stock, any dividends accrued or declared but unpaid shall be deemed forfeited as of the effective date of such conversion.

Common Stock—Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to dividends when and if declared by the Board, subject to the preferential rights of the preferred stockholders.

In October 2010, the Company issued 555,555 shares of common stock to its CEO at $0.90 per share for gross proceeds of $500.

Reserved Shares—As of December 31, 2012, the Company has authorized 49,200,000 shares of common stock and has reserved for conversion of the outstanding convertible preferred stock shares and for the issuance upon exercise of stock options granted under the stock option plan and warrants as follows:

Series A preferred stock	4,450,000
Series B preferred stock	6,657,009
Series C preferred stock	4,509,948
Series C preferred stock warrant	115,352
Series D preferred stock	3,984,908
Series D preferred stock warrant	645,923
Series E preferred stock	721,315
Series E preferred stock warrant	23,607
Series F preferred stock	4,664,176
Series F preferred stock warrant	10,261
Series G preferred stock	3,824,846
Stock option and grant plan	12,118,782
Total	41,726,127

7. WARRANTS FOR PREFERRED STOCK

On December 31, 2007, the Company issued a warrant to purchase shares of Series C preferred stock in conjunction with the working capital loan facility (see Note 4). The warrant is to purchase 115,352 shares of Series C at a price of $5.8517 per share. The warrant expires at the earlier of December 31, 2014, or two years after the closing of the IPO. The Company estimated the fair value of the warrant at $521 using the Black-Scholes model with the following issuance date assumptions: volatility 80%, term of seven years, risk-free interest rate of 3.70%, and a dividend yield of 0%. The warrant is outstanding and exercisable as of December 31, 2012.

In March 2010, the Company issued a warrant to purchase shares of Series D preferred stock in conjunction with the restructure of the working capital loan facility. The warrant is initially exercisable for 2% of the fully diluted shares outstanding up to a maximum of 621,381 shares and is subject to adjustment upon an exit transaction, allowing the holder to purchase between 1%-2% of the fully diluted shares outstanding, depending upon the value of the exit transaction. At the date of issuance, the warrant was exercisable for 557,439 shares. The warrant has an exercise price of $6.5982 per share and a term of seven years. The Company estimated the fair value of the warrant at $1,624 using the Black-Scholes model with the following assumptions: volatility of 59%, term of seven years, risk-free interest rate of 3.15%, and a dividend yield of 0%. The Company recorded the fair value of the warrant of $1,624 to other expense as part of the loss on extinguishment of the original loan facility. This warrant expires the earlier of two years from an IPO or March 12, 2017. As of December 31, 2012, the warrant was exercisable into 621,381 shares. This warrant is outstanding and exercisable at December 31, 2012.

In October 2009, the Company issued a warrant to purchase 9,094 shares of Series D in connection with the opening of the Revolver. The warrant has an exercise price of $6.5982 per share and a term of 10 years. Upon issuance, the Company estimated the fair value of the warrant at $36 using the Black- Scholes model with the following assumptions: volatility of 77%, term of 10 years, risk-free interest rate of 1.59%, and a dividend yield of 0% and recorded the fair value of the warrant as a deferred financing cost in other assets. This warrant expires the earlier of three years from an IPO or October 26, 2019. This warrant is outstanding and exercisable at December 31, 2012.

In May 2010, the Company issued a warrant to purchase 23,607 shares of Series E in connection with the amendment to the Revolver. The warrant has an exercise price of $7.6249 per share and a term of 10 years. This warrant expires the earlier of three years from an IPO or May 20, 2020. Upon issuance, the Company estimated the fair value of the warrant at $138 using the Black-Scholes model with the following assumptions: volatility of 73%, term of 10 years, risk-free interest rate of 1.36%, and a dividend yield of 0% and recorded the fair value of the warrant as a deferred financing cost in other assets. This warrant is outstanding and exercisable at December 31, 2012.

In August 2011, the Company issued a warrant to purchase 10,261 shares of Series F in connection with the amendment to the Revolver. The warrant has an exercise price of $5.36 per share and a term of 10 years. This warrant expires the earlier of three years from an IPO or August 31, 2021. Upon issuance, the Company estimated the fair value of the warrant at $38 using the Black-Scholes model with the following assumptions: volatility of 64%, term of 10 years, risk-free interest rate of 1.18%, and a dividend yield of 0% and recorded the fair value of the warrant as a deferred financing cost in other assets. This warrant is outstanding and exercisable at December 31, 2012.

Fair Value—Warrants outstanding as of December 31, 2012, and the related fair value were as follows:

Issue Date	Term (Years)	Convertible Preferred Stock	Exercise Price per Share	Number of Shares	Estimated Fair Value
Working Capital Loan Facility
December 2007	7	Series C	$5.8517	115,352	$1
March 2010	7	Series D	6.5982	621,381	382
Loan and Security Agreement
October 2009	10	Series D	6.5982	9,094	9
May 2010	10	Series E	7.6249	23,607	105
August 2011	10	Series F	5.3600	10,261	24
				779,695	$521

Warrants outstanding as of December 31, 2011, and the related fair value were as follows:

Issue Date	Term (Years)	Convertible Preferred Stock	Exercise Price per Share	Number of Shares	Estimated Fair Value
Working Capital Loan Facility
December 2007	7	Series C	$5.8517	115,352	$7
March 2010	7	Series D	6.5982	621,381	673
Loan and Security Agreement
October 2009	10	Series D	6.5982	9,094	14
May 2010	10	Series E	7.6249	23,607	150
August 2011	10	Series F	5.3600	10,261	37
				779,695	$881

The assumptions used to determine the fair value of the outstanding warrants at December 31, 2012 and 2011, were as follows:

	2012
Warrant	Term (Years)	Volatility	Fair Value of Stock	Risk-Free Interest Rate	Dividend Yield
Working Capital Loan Facility
December 2007	2.0	46%	$1.09	0.25%	—%
March 2010	4.2	53	2.97	0.72	—
Loan and Security Agreement
October 2009	6.8	53	2.97	1.18	—
May 2010	7.4	52	8.05	1.18	—
August 2011	8.7	53	4.29	1.78	—

	2011
Warrant	Term (Years)	Volatility	Fair Value of Stock	Risk-Free Interest Rate	Dividend Yield
Working Capital Loan Facility
December 2007	3.0	53%	$1.39	0.36%	—%
March 2010	5.2	55	3.45	0.83	—
Loan and Security Agreement
October 2009	7.8	55	3.45	1.35	—
May 2010	8.4	56	9.67	1.35	—
August 2011	9.7	61	5.36	1.35	—

8. STOCK OPTION PLAN

The Company’s 2005 Stock Option and Grant Plan (the “Plan”) provides for the grant of incentive and nonqualified stock options, restricted stock awards, and other types of equity awards to the Company’s employees, officers, directors, and consultants to purchase up to an aggregate of 15,039,141 shares of the Company’s common stock. Incentive stock options may only be granted to employees. Stock options granted under the Plan generally vest over two- or four-year periods. For the exercise of stock options, the Company generally issues previously unissued shares of common stock. The stock option awards expire no more than 10 years after the date of grant. As of December 31, 2012, there are 2,145,126 shares available for future grants under the Plan.

The activity of the Company’s stock options for the year ended December 31, 2012, is as follows:

	Number of Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Life in Years
Outstanding at January 1, 2012	9,594,838	$0.89
Options granted	2,166,000	0.61
Exercised	(1,002,430)	0.81
Forfeited, cancelled, or expired	(784,752)	0.76
Outstanding at December 31, 2012	9,973,656	0.84	6.0
Vested and unvested expected to vest at December 31, 2012	9,470,237	0.89	5.8
Exercisable	6,617,527	0.93	5.7

Total cash proceeds from options exercised were $813, $173 and $41 in 2012, 2011 and 2010, respectively. The total intrinsic value of stock options exercised was $28, $4 and $0 for the years ended December 31, 2012, 2011 and 2010, respectively. No tax benefits were realized from options and other share- based payment arrangements during these periods.

Stock-Based Compensation Expense—Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period. The Company uses the Black- Scholes model to determine fair value of stock option awards. Determining the fair value of stock-based awards at the grant date requires judgment, including estimating the expected life of the stock awards and the volatility of the underlying common stock. Changes to the assumptions may have a significant impact on the fair value of stock options, which could have a material impact on the Company’s financial statements. In addition, judgment is also required in estimating the amount of stock-based awards that are expected to be forfeited. Should the Company’s actual forfeiture rates differ significantly from the Company’s estimates, the Company’s stock-based compensation expense and results of operations could be materially affected.

In 2012, the Company modified stock options to purchase 1,002,119 shares of common stock for two employees. The modification extended the exercise period from three to 12 months in the case of 525,845 options and from 3 months to the expiration date of the option in the case of 476,274 options. In connection with this modification, the Company recorded incremental compensation expense of $32 in 2012.

In 2010, the Company modified the stock option to purchase 1,011,141 shares of common stock of one employee. The modification accelerated the vesting of the remaining options and extended the exercise period from 3 to 30 months. In connection with this modification, the Company recorded an incremental compensation charge of $180 in 2010.

The fair value of options granted during 2012, 2011 and 2010 was calculated using the following assumptions:

	2012	2011	2010
Weighted-average expected volatility	52%	51%	51%
Weighted-average expected term—employees (years)	5.00	5.25	5.25
Weighted-average expected term—nonemployees (years)	6.58 - 9.71	6.02 - 9.71	6.05 - 9.49
Risk-free interest rate	0.65% - 1.78%	0.86% - 3.33%	1.17% - 3.30%
Expected dividend yield	None	None	None

The fair value of each option award is estimated on the date of grant using the Black-Scholes model that uses the assumptions noted in the table above. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies. The expected term is based on historical data of option exercises and employee terminations. The expected term for nonemployee awards is the remaining contractual term. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate for periods within the expected life of the option is based upon the U.S. Treasury yield curve in effect at the time of grant.

In determining the exercise prices for options granted, the Company’s Board has considered the fair value of the common stock as of the measurement date. The fair value of the common stock has been determined by the Board at each award grant date based upon a variety of factors, including the results obtained from an independent third-party valuation, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current engineering and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s length sales of the Company’s capital stock (including convertible preferred stock), the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others.

JUMPTAP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2012 AND 2011 AND FOR THE YEARS ENDED

DECEMBER 31, 2012, 2011, and 2010

(In thousands, except share and per share data)

8. STOCK OPTION PLAN

The Company recorded $526, $824 and $1,222 as compensation expense during the years ended December 31, 2012, 2011 and 2010, respectively, related to vesting of stock options. The amounts included in the consolidated statements of operations relating to stock-based compensation expense are as follows:

	2012	2011	2010
Effect of stock-based compensation on income by line item:
Sales and marketing	$141	$370	$532
Technology and development	120	172	187
General and administrative	265	282	503
Total cost related to stock-based compensation	$526	$824	$1,222

At December 31, 2012, unrecognized stock-based compensation expense was $933, which is expected to be recognized over a weighted-average period of 2.0 years.

9. INCOME TAXES

For financial reporting purposes, net loss before income taxes includes the following components:

	2012	2011	2010
United States	$(12,821)	$(13,222)	$(13,069)
Foreign	(223)	(1,919)	(2,427)
Total loss before income tax	$(13,044)	$(15,141)	$(15,496)

During the years ended December 31, 2012, 2011 and 2010, the Company did not record a net provision or benefit for income taxes as a result of its operating loss. The Company has provided a full valuation allowance for the net deferred tax asset due to the uncertainty of realizing the benefit of this asset. Income tax benefits attributable to the exercise of employee stock options were not significant.

The reconciliation between the Company’s effective tax rate and the statutory rate is as follows:

	2012	2011	2010
U.S. statutory Federal rate	34.0%	34.0%	34.0%
Expenses not deductibe for tax purposes	(0.9)	(0.4)	(5.5)
State income taxes, net of federal benefit	2.8	4.5	4.7
Changes in valuation allowance for deferred income taxes	(36.5)	(38.2)	(33.5)
Other	0.6	0.1	0.3
Effective tax rate	0.0%	0.0%	0.0%

The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2012 and 2011, are as follows:

	2012	2011
Federal and state net operating loss carryforwards	$38,353	$33,712
Research and development credits	1,368	1,273
Accrued expenses	1,689	1,583
Capitalized start-up costs	469	517
Stock options	676	572
Depreciation	(167)	73
	42,388	37,730
Valuation allowance	(42,388)	(37,730)
Net deferred income taxes	$—	$—

At December 31, 2012, the Company had $101.0 million of federal net operating losses, $74.4 million of state net operating losses, and $2.2 million of research and development credit carryforwards that expire at various dates through 2032. The valuation allowance increased by $4.7 million, $5.7 million and $4.9 million during 2012, 2011 and 2010 respectively, due to the increase in the net deferred tax assets by the same amounts (primarily due to the increased net operating losses).

Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership, including a sale of the Company or significant changes in ownership due to sales of equity, may have limited, or may limit in the future, the amount of net operating loss carryforwards, which could be used annually to offset future taxable income. The amount of any annual limitation is determined based upon the Company’s value prior to an ownership change. The Company has not determined whether there has been such a cumulative change in ownership or the impact on the utilization of the loss carryforwards if such change has occurred.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, all tax years 2005 through 2012 remain open to examination by U.S. federal, state, and local or non-U.S. tax jurisdictions.

As of December 31, 2012 and 2011, the Company had uncertain tax positions of $456 and $495, respectively, which reduce deferred tax assets with a corresponding decrease to the valuation allowance. The Company has elected to recognize interest and penalties related to income tax matters as a component of income tax expense, of which no interest or penalties were recorded for the year ended December 31, 2012, 2011 and 2010. The Company expects none of the unrecognized tax benefits to decrease within the next 12 months related to expired statutes or settlement with the taxing authorities.

Changes in tax laws and rates may affect recorded deferred tax assets and liabilities and the Company’s effective tax rate in the future. The American Taxpayer Relief Act of 2012 (the “Act”) was signed into law on January 2, 2013. Because a change in tax law is accounted for in the period of enactment, certain provisions of the Act benefiting the Company’s 2012 U.S. federal taxes, including the research and experimentation credit, cannot be recognized in the Company’s 2012 financial results and instead will be reflected in the Company’s 2013 financial results. The Company estimates that a benefit of approximately $233 related to the research and development credit will be accounted for as a discrete item in the 2013 tax provision.

10. 401(k) SAVINGS PLAN

The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees of the Company who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis. Company contributions to the 401(k) Plan may be made at the discretion of the Board. The Company has not made any contributions to the 401(k) Plan during the years ended December 31, 2012, 2011 and 2010.

11. COMMITMENTS, CONTINGENCIES, AND GUARANTEES

Lease Commitments—In 2008, the Company entered into a sublease agreement for office space for its former corporate headquarters that expired on September 30, 2012. In 2012, the Company entered into a 73- month lease agreement for office space for its new corporate headquarters. The lease requires monthly payments of $65 beginning on January 1, 2013 and expires October 30, 2018. The lease provided for certain months of nonpayment of rent and included escalating payments as well as a tenant allowance for $826. The lease required the Company to obtain a $350 letter of credit in favor of the landlord from a bank. In connection with the letter of credit, the Company deposited $350 into a restricted cash account at the bank to guarantee payments under the letter of credit.

In 2011 the Company entered into a 26.5-month lease agreement for office space for a sales office. The lease requires monthly payments of $7 and expires June 30, 2013. In 2011, the Company entered into a 62-month lease agreement for office space for a sales office. The lease provided for nonpayment of rent and included escalating payments.

Rent expense is recorded on the straight-line basis over the term of the lease. Rent expense was $1,307, $1,340 and $1,170 for the years ended December 31, 2012, 2011 and 2010, respectively and the Company had recorded deferred rent of $1,236 as of December 31, 2012.

Future minimum lease payments due under this noncancelable operating lease as of December 31, 2012, are as follows:

Years Ending December 31,
2013	$1,601
2014	1,619
2015	1,898
2016	1,795
2017	1,396
Thereafter	1,218
Total future minimum lease payments	$9,527

The Company entered into a collocation agreement in 2012 that requires monthly payments of $50 per month beginning December 1, 2012 and expires on May 31, 2016. The agreement provides for escalating payments.

Legal Contingencies—In September 2011, the Company was named as one of multiple defendants in a patent infringement case. In March 2012, a settlement agreement was finalized. The Company had accrued the amount of the settlement of $250 as of December 31, 2011. In 2012, the Company paid an installment of $30 related to this settlement. At December 31, 2012, the Company’s accrual for this settlement is $220.

The Company is subject to other legal proceedings, claims, and litigation arising in the ordinary course of business. The Company defends itself vigorously against any such claims. Although the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material effect on its consolidated financial position, results of operations, or cash flows.

Guarantees and Indemnification Obligations—As permitted under Delaware law, the Company has agreements whereby the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has directors’ and officers’ insurance coverage that limits its exposure and enables it to recover a portion of any future amounts paid.

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies and agrees to reimburse the indemnified party for losses incurred by the indemnified party, generally the Company’s prospective customers, in connection with any patent, copyright, trade secret, or other proprietary right infringement claim by any third party with respect to the Company’s software. The term of these indemnification agreements is generally perpetual after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these agreements is unlimited. Based on historical experience and information known as of December 31, 2012 and 2011, the Company has not incurred any costs for the above guarantees and indemnities and no reserve has been established.

12. SUBSEQUENT EVENTS

Amendments to Loan and Security Agreement—In January 2013, the Company amended its Term Loan and Revolver. The amendment extended the maturity date of the Revolver to March 31, 2014, increased the availability to $15,000, changed the interest rate to the bank’s prime rate plus 1%, included an additional final payment of $120, and amended certain covenants and waived certain events of default. As part of the amendment, the Company refinanced the existing Term Loan with a new line of up to $6,000. Under the new loan, an initial borrowing of $4,000 was executed and used to repay the outstanding balance on the existing Term Loan. The Company can make additional draws against the $6,000 until January 31, 2014. Commencing on February 1, 2014, the Company will repay the outstanding balance on the Term Loan in 30 equal monthly installments until maturity on July 1, 2016.

In July 2013, the Company further amended its Loan and Security Agreement to modify the definition of the borrowing base for the Revolver and to modify certain covenants.

Capital Leases—In April 2013, the Company entered into a 48- month capital lease agreement with a financing company for computer equipment. In connection with this lease, the Company capitalized $515 of computer equipment and will make monthly payments of $12, including interest.

In April 2013, the Company entered into a master lease agreement with a different finance company. Under this agreement, the Company executed three capital lease agreements, each with a term of 36 months. Under these agreements, the Company capitalized $602 of computer equipment in May 2013 and $688 and $61 of computer equipment in June 2013, and will make monthly payments of $19, $22 and $2, including interest.

Acquisition by Millennial Media, Inc.—In August 2013, the Company entered into an agreement with Millennial Media, Inc. (“Millennial”) to be acquired in a predominately stock transaction. Jumptap shareholders will receive up to 23.5% of Millennial’s fully diluted capital stock based on the average closing price of Millennial’s common stock for five consecutive days ending on the trading day that is three trading days prior to the closing of the transaction.